Exhibit 4.3

FORM OF WARRANT

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: WC-10,158

Date of Issuance: May 29, 2012 (“Issuance Date”)

Cell Therapeutics, Inc., a Washington corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SOCIUS GC II, LTD., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), 13,333,332 (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”, which term shall also include, if applicable, shares of Common Stock issuable pursuant to Section 5 hereof). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17 or, if not defined in this Warrant (including Section 17), such terms shall have the meanings set forth in the Securities Purchase Agreement. This Warrant is issued pursuant to that certain Securities Purchase Agreement, dated as of May 28, 2012, by and among the Company and the investor referred to therein (the “Securities Purchase Agreement”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f) and including those in Section 19 and subject to compliance with Section 19), this Warrant may be exercised by the Holder on any day on or after the Issuance Date in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (in respect of such specific exercise, the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in and subject to the terms and conditions of Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit C, to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice (the “Warrant Share Delivery Date”), provided the Company has received the Aggregate Exercise Price as set forth above, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and Holder’s (or its designee’s) prime broker has an account with DTC, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the account of Holder’s or its designee’s prime broker with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of an Exercise Notice and payment of the Aggregate Exercise Price with respect thereto, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise (and receipt of this Warrant) and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; provided, further, that in such event the Company shall not be required to pay any tax which may be payable in respect of any transfer or involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.092, subject to adjustment as provided herein.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant

Shares in a timely manner (subject to the dispute resolution provisions in this Warrant) pursuant to Section 1(a) of this Warrant, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount by which (1) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (2) the amount obtained by multiplying (x) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (y) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms of this Warrant.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise of this Warrant pursuant to its terms there is no effective registration statement registering (or the prospectus contained therein is not available for) the issuance of the Warrant Shares to the Holder and also at such time of exercise all of the Warrant Shares are not then registered for resale by the Holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), then the Holder may, in its sole discretion (and without limiting the Holder’s rights and remedies contained herein or in any of the other Transaction Documents (as defined in the Securities Purchase Agreement)), exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the last reported Bid Price of the Common Stock as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 1(a) hereof or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not in dispute, and the dispute with respect to any remaining shares shall be resolved in accordance with Section 14.

(f) Limitations on Exercises and Exchanges. Notwithstanding anything to the contrary contained in this Warrant, (i) this Warrant shall not be exercisable or exchangeable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Company’s then outstanding Common Stock, and (ii) this Warrant shall not be exercisable or exchangeable by the Holder hereof to the extent (but only to the extent) Section 19 hereto applies, except in accordance with Section 19. To the extent either of the above limitations applies, the determination of whether this Warrant shall be exercisable or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation and/or Section 19, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise or exchange this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability or exchangeability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement.

(g) Insufficient Authorized Shares. The Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock hereunder (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon exercise or exchange of this Warrant). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise or exchange of the Warrant at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise or exchange of this Warrant in full (the “Required Reserve Amount” and the failure to have the Required Reserve Amount, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. Without limiting any provision of Section 4, if the Company, at any time on or after the Effective Date and prior to the Expiration Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(c) Other Events. In the event that, after the Issuance Date and prior to the Expiration Date, the Company shall take any action with respect to its Common Stock as a class to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(c) will increase the aggregate Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2 (or as would have been determined had this Section 2 been strictly applicable), provided further that if the Holder in good faith does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company. For the avoidance of doubt, nothing in this Section 2(c) shall be deemed to guarantee the Holder any specific percentage ownership interest in the Company and nothing in this Section 2(c) shall require an adjustment due to the issuance of additional shares of Common Stock (or securities convertible into additional shares of Common Stock) other than an issuance on a pro rata basis to all holders of Common Stock as a class.

(d) Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock as a class, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) for which an adjustment is not made pursuant to Section 2 (a “Distribution”), at any time after the Issuance Date and prior to the Expiration Date, then, in each such case, the Holder shall be entitled to receive upon any exercise or exchange of this Warrant, the assets that the Holder would have received with respect to the Warrant Shares issued upon such exercise or exchange if the Holder had held such Warrant Shares at the time the record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (without regard to the Maximum Percentage or any other limitations on exercise or exchange other than the Company Issuance Limit); provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. If at any time after the Issuance Date and on or prior to the Expiration Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all record holders of any class of shares of Common Stock for which adjustment is not made pursuant to Section 2 (the “Purchase Rights”), then, in connection with and at the time of the exercise of this Warrant, the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock for which the Warrant is then being exercised (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage or the Company exceeding the Company Issuance Limit, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage or the Company exceeding the Company Issuance Limit).

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding, the Company effects a Fundamental Transaction, then the Company shall make appropriate provision to ensure that the Holder will thereafter receive upon an exercise of this Warrant at any time after the consummation of a Fundamental Transaction but before the Expiration Date, in lieu of the Warrant Shares (or other stock, securities, cash, assets or other property whatsoever) issuable upon the exercise of this Warrant immediately prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately before such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). If any holder of Common Stock is given any choice as to the stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to what it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to the consummation of the Fundamental Transaction. The provisions of this Section 3(b) shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any subsequent or replacement warrants issued pursuant to Section 8 or otherwise) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the Exchange Act and thereafter receivable upon exercise of this Warrant (or any such other warrants) and subject to the provisions of Section 19).

(c) Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)). All rights of the Holder under this Section 4 that apply to any exercise of this Warrant shall apply equally in the event of an exchange rather than an exercise of this Warrant.

5. EXCHANGE RIGHTS. In addition to the rights of the Holder in connection with exercises of this Warrant under Section 1 hereof, this Warrant shall be exchangeable with the Company into shares of Common Stock on the terms and conditions set forth in this Section 5 (each, an “Exchange”).

(a) Exchange Right. Subject to the provisions of Section 1(f) (including compliance with Section 19), at any time or times on or prior to the Expiration Date when the Market Price is less than the Exercise Price hereunder, the Holder shall be entitled to exchange with the Company any unexercised portion of this Warrant for a number of fully paid and nonassessable shares of Common Stock, in accordance with Sections 5(b) and 5(c) and within two (2) Business Days after receipt of the applicable Exchange Notice, with such number of shares being equal to the Black-Scholes Exchange Value of such portion of the Warrant of which the Holder has elected to so exchange; provided, however, that in lieu of such Exchange, the Company may instead elect to pay some or all of such Black-Scholes Exchange Value in cash, which election shall be communicated to the Holder by providing written notice within one (1) Business Day after receipt by the Company of the applicable Exchange Notice from the Holder. Notwithstanding any other provision in this Warrant to the contrary, the Holder shall not be entitled to exchange this Warrant pursuant to this Section 5 on or prior to the Second Closing Date if the Holder would be unable to fund at least Ten Million Dollars ($10,000,000) at the

Second Closing whether as a result of the Company Issuance Limit, the Maximum Percentage or otherwise.

(b) Exchange Number. The number of shares of Common Stock issuable in exchange for any portion of this Warrant pursuant to Section 5(a) shall be determined by dividing (x) such Exchange Amount (as defined below) by (y) the Exchange Price (as defined below) (the “Exchange Number”).

(i) “Exchange Amount” means the Black-Scholes Exchange Value of such portion of the Warrant being exchanged pursuant to Section 5(a), determined as of the applicable Exchange Date (as defined below).

(ii) “Exchange Price” means the Closing Bid Price on the most recently completed Trading Day prior to the Exchange Date.

(c) Mechanics of Exchange.

(i) Optional Exchange. To exchange any Exchange Amount on any date (an “Exchange Date”), the Holder shall transmit by facsimile (or otherwise deliver), for receipt on such date, a copy of an executed notice of exchange in the form attached hereto as Exhibit B (the “Exchange Notice”). The Holder shall not be required to deliver the original of this Warrant in order to effect an exchange hereunder. Execution and delivery of an Exchange Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exchange Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof.

(ii) Exchange for Shares of Common Stock. The Company shall, on or before the first Trading Day following the date on which the Company has received the Exchange Notice, transmit by facsimile an acknowledgment of confirmation of receipt of such Exchange Notice, in the form attached hereto as Exhibit C, to the Holder and the Transfer Agent and stating the number of shares of Common Stock to be issued in such exchange. In such event, then on or before the third (3rd) Trading Day following the date on which the Company has received such Exchange Notice, the Company shall (X) provided that the Transfer Agent is participating in The DTC Fast Automated Securities Transfer Program and Holder’s (or its designee’s) prime broker has an account with DTC, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exchange to the account of the Holder’s or its designee’s prime broker with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exchange Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exchange Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exchange Notice), for the number of shares of

Common Stock to which the Holder is entitled pursuant to such Exchange. Upon delivery of an Exchange Notice, the shares issued in such Exchange shall be deemed to have been issued to the Holder for all corporate purposes as of the date of the Exchange Notice, and the Holder shall be deemed to have become the record holder of the shares of Common Stock for which this Warrant is being so exchanged, irrespective of the date such shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such shares (as the case may be). If this Warrant is submitted in connection with any exchange pursuant to Section 5(a) (it being understood and agreed that this Warrant need not be so submitted in connection with such an Exchange) and the number of shares represented by this Warrant submitted for exchange is greater than the number of shares being acquired upon an exchange, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exchange and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exchange under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exchanged. No fractional shares of Common Stock are to be issued upon the exchange of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number. Issuance of certificates for Warrant Shares issued in such exchange shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; provided, further, that in such event the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

(iii) Company Issuance Limit. In the event the Company does not elect to discharge its obligation to pay the Black-Scholes Exchange Value in cash pursuant to Section 5(a) and the Company Issuance Limit would prohibit the issuance of some or all shares of Common Stock that would be due in the Exchange, the Company may notify the Holder that it proposes to seek shareholder approval for the issuance of the shares of Common Stock that would exceed the Company Issuance Limit (the “Shareholder Approval”). In such event, the Company shall (A) issue all shares of Common Stock to the Holder not in excess of the Company Issuance Limit in accordance with, and in the time periods required by, the provisions of Section 5(c) and (B) use its reasonable best efforts to obtain Shareholder Approval by the 90th calendar day after the date on which the Company received the Exchange Notice. If the Company does not obtain such Shareholder Approval by the ninetieth (90th) calendar day after the date on which the Company received the Exchange Notice (the “Shareholder Approval Failure Date”), then the Company shall issue to the Holder an unsecured promissory note for the unpaid (whether in shares or cash) Black-Scholes Exchange Value of such portion of the Warrant that the Holder had elected to (but as a result of the foregoing was unable to) exchange. Such promissory note shall have a term of twelve (12) months, carry simple interest at a rate of 2%, be payable in full upon the Company’s first financing event that occurs subsequent to the Shareholder Approval Failure Date (other than a funding event under the Securities Purchase Agreement), and have such other terms and conditions that are mutually acceptable to the parties.

(iv) Disputes. Dispute as to the determination of the Exchange Amount, the Exchange Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, and shares subject to such dispute, shall be handled in the same manner as for disputes under Section 1(e) hereof.

6. NONCIRCUMVENTION. Except and to the extent as waived or consented to by the Holder in writing, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise or exchange immediately before such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise or exchange of this Warrant, including, without limitation, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise or exchange of this Warrant, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise or exchange of this Warrant (without regard to any limitations on exercise or exchange) and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company before the exercise of this Warrant. In addition, other than in Section 18, nothing in this Warrant shall be construed as imposing any obligations on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or any liabilities as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

8. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. Subject to Section 16, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant

Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken by the Company pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) no later than the later of (1) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record and (2) the date the Company makes a public announcement (A) with respect to any action subject to Section 2, Section 3 or Section 4 hereof or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) no later than the later of (1) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction and (2) the date the Company makes a public announcement of any Fundamental Transaction.

10. AMENDMENT AND WAIVER. The provisions of this Warrant (other than Section 1(f)) may be modified or amended or the provisions of this Warrant waived with the written consent of the Company and the Holder in the case of modification or amendment or the written consent of the waiving party in the case of a waiver.

11. SEVERABILITY. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

12. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder or the Company, as the case may be, from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or the Holder’s obligations to the Company, as applicable, or to enforce a judgment or other court ruling in favor of the Holder or the Company, as applicable. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Black-Scholes Exchange Value, the Exercise Price, the Exchange Amount, the Exchange Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder or the Company (as the case may be) learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Exchange Amount, the Exchange Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed arithmetic calculation of the Warrant Shares, the disputed determination of the Exercise Price, the Exchange Amount, the Exchange Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and reasonably acceptable to the Holder or (b) if acceptable to the Holder, the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall use its commercially reasonable efforts to cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

15. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity.

16. TRANSFER. This Warrant may not be offered for sale, sold, transferred or assigned by the Holder, except to an Affiliate, without the prior written consent of the Company, not to be unreasonably withheld. Any such purported sale, transfer or assignment without such consent shall be void ab initio.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 14. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(b) “Black Scholes Exchange Value” means the value of the portion of this Warrant being exchanged at the Exchange Date as set forth in the applicable Exchange Notice as determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Bid Price of the Common Stock as of the Trading Day prior to the Issuance Date, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Warrant as of such Black Scholes Exchange Value Date, (iii) an expected volatility equal to 135% and (iv) the deemed remaining term of the Warrant shall be five years (regardless of the actual remaining term of the Warrant).

(c) “Bloomberg” means Bloomberg, L.P.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 14. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Common Stock” means (i) the Company’s shares of common stock, no par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g) “Company Issuance Limit” means an aggregate number of shares of Common Stock issued or issuable to the Holder (including shares of Common Stock issued or issuable upon conversion of Preferred Shares and exercise or exchange of any other warrant issued to the Holder pursuant to the Securities Purchase Agreement) equal to the lesser of: (i) after aggregation under the rules and regulations of the Principal Market with any other shares issued by the Company, 19.99% of the shares of Common Stock outstanding on the date immediately preceding the date of the Securities Purchase Agreement, and (ii) after aggregation with the shares issued or issuable in connection with an acquisition, 19.99% of the shares of Common Stock outstanding prior to entering into an agreement to consummate an acquisition.

(h) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i) “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(j) “Equity Conditions” means: (i) the shares of Common Stock to be received by Holder will be properly issued under all applicable securities laws, all rules and regulations of the Eligible Market, and all such shares shall be freely tradeable by Holder, (ii) the Common Stock (including all shares of Common Stock to be received by Holder) shall be listed or designated for quotation (as applicable) on an Eligible Market, nor shall delisting or suspension by an Eligible Market be pending in or threatened other than a pending or threatened delisting or suspension by an Eligible Market due to the average trading price of the Common Stock falling below a listing standard provided the Company is actively taking the necessary steps to effect a reverse stock split to meet the requirements of such Eligible Market or the average trading price has risen such that the pending or threatened delisting or suspension is no longer applicable, and (iii) no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated.

(k) “Equity Conditions Failure” means that on any applicable date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(l) “Expiration Date” means the earlier of (i) the date that is the fifth (5th) anniversary of the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday and (ii) the date on which this Warrant has been exercised or exchanged in full.

(m) “Fundamental Transaction” means, at any time while this Warrant is outstanding, (a) the Company effects any merger or consolidation of the Company into another person whereby the Company is not the surviving entity, (b) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (c) any purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which all holders of Common Stock as a class are permitted to sell, tender or exchange a material portion of the Company’s shares for other securities, cash or property, including any such offer that is accepted by holders of Voting Stock with respect to more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or a party to, or associated or affiliated with the Person or Persons making or a party to, such purchase, tender or exchange offer, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; provided, however, that for the purposes of clause (b) above, a “Fundamental Transaction” shall not include the Company entering into a license or other agreement that licenses any intellectual property to an unaffiliated and unrelated Person so long as the Company and its subsidiaries continue to have bona fide, substantial and continuing business operations and activities after such license or other agreement is entered into; provided, further, however, that a “Fundamental Transaction” shall not include a reverse stock split with respect to the Common Stock.

(n) “Market Price” means, as of any date of determination, the Closing Bid Price as of the Trading Day immediately prior thereto.

(o) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(p) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(q) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(r) “Principal Market” means the Nasdaq Capital Market.

(s) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(t) “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(u) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

18. MANDATORY EXERCISE. If, at any time after the Issuance Date and after all purchases and sales of Preferred Shares have been consummated or all rights or obligations to consummate any such purchases and sales have terminated in each case under the Securities Purchase Agreement, the Common Stock trades at a price greater than twenty percent (20%) above the Exercise Price (as adjusted for stock splits, stock combinations and the like occurring from and after the Issuance Date) (the “Trigger Price”) for twenty (20) consecutive Trading Days and the average daily volume (in the aggregate among all Trading Markets on which the Common Stock is traded) during such twenty (20) consecutive Trading Days is equal to or exceeds $2,000,000 (such period being the “Trigger Period”), then (provided no Equity Conditions Failure shall have occurred on one or more days during the Trigger Period, whether or not such Equity Conditions Failure is still occurring on the date the Company sends the Mandatory Exercise Notice) the Company shall have the right to require the Holder to exercise all, but not less than all, of this Warrant for all of the then-remaining Warrant Shares for cash as further set forth below. Subject to the other provisions of this Section 18, the Company may exercise its right to require exercise under this Section 18 (the “Mandatory Exercise Right”) on one occasion (or, if the Holder delivers to the Company a Blocker Notice (as defined below) or if such exercise would otherwise violate Section 19, such number of additional occasions as necessary to permit a Mandatory Exercise with respect to the entire amount of Warrant Shares issuable hereunder). The Company shall exercise its Mandatory Exercise Right (to the extent permitted hereby) by delivering within ten (10) Trading Days following the end of the Trigger Period, a written notice thereof by facsimile and overnight courier to the Holder (the “Mandatory Exercise Notice” and the date the Holder receives such notice by facsimile is referred to as the “Mandatory Exercise Notice Date”). The Mandatory Exercise Notice shall be irrevocable. The Mandatory Exercise Notice shall (1) state the Trading Day selected for the Mandatory Exercise in accordance with this Section 18, which Trading Day shall be the thirtieth

(30th) Trading Day after the Mandatory Exercise Notice Date (the “Mandatory Exercise Date”), (2) state the number of shares of Common Stock to be issued to the Holder on the Mandatory Exercise Date, and (3) contain a certification from the Chief Executive Officer of the Company that there has been no Equity Conditions Failure during the Trigger Period and no Equity Conditions Failure is in effect on the date the Company sends the Mandatory Exercise Notice. Any portion of this Warrant exercised by the Holder after the Mandatory Exercise Notice Date shall reduce the number of Warrant Shares for which this Warrant is required to be exercised on the Mandatory Exercise Date. If the Company has elected a Mandatory Exercise, the mechanics of exercise set forth in Section 1 shall apply, to the extent applicable, as if the Company had received from the Holder on the Mandatory Exercise Date an Exercise Notice for cash with respect to all of the then-remaining Warrant Shares (or the Permitted Exercise Amount (as defined below) of Warrant Shares, as applicable). Notwithstanding anything contained in this Section 18 to the contrary (but subject to the last sentence of this Section 18), if (I) any shares of Common Stock trade for a price less than the Trigger Price on any day during the period commencing on the Mandatory Exercise Notice Date and ending on the Trading Day immediately preceding the Mandatory Exercise Date; or (II) an Equity Conditions Failure occurs on any day since the day on which the Company sent the Mandatory Exercise Notice and prior to the Mandatory Exercise Date, in each case which has not been waived in writing by the Holder, then the Mandatory Exercise Notice delivered to the Holder shall be null and void ab initio and such Mandatory Exercise shall not occur, provided that, in such event, the Company shall have the right (subject to the terms and conditions of this Section 18) to exercise the Mandatory Exercise Right as if the original exercise had not occurred in the event the original conditions to the Mandatory Exercise Right are subsequently achieved. Notwithstanding anything contained in this Section 18 to the contrary, the Company may not exercise its right under this Section 18 to the extent the Holder delivers a written notice to the Company stating that such exercise would result in a violation of Section 1(f) (a “Blocker Notice”) or if such exercise would violate Section 19, then in respect of such mandatory exercise the Company shall have the right to require the Holder to exercise this Warrant for such number of Warrant Shares that may be exercise hereunder without violating Section 1(f) and the Exchange right under Section 5 shall be void and of no further force or effect (the “Permitted Exercise Amount”) and from time to time thereafter the Holder shall exercise this Warrant (so long as on any proposed date for a subsequent mandatory exercise no Equity Conditions Failure is then effect) in such amounts and from time to time until fully exercised, subject to ongoing compliance with Section 1(f) hereof and subject to Holder’s right to exercise its exchange rights hereunder and the other terms and conditions hereof following the Mandatory Exercise Date.

19. NASDAQ Compliance. The Company shall not be obligated to issue any Warrant Shares or pay any amounts under this Warrant, including without limitation pursuant to Section 5(a), if (i) the issuance of such Warrant Shares could result in the Company being deemed to issue (or to have issued) shares in a transaction that is not at or above market under the rules of the Nasdaq Stock Market, (ii) such issuance, together with all prior issues that are deemed to be aggregated under the rules of the Nasdaq Stock Market, in the aggregate would equal or exceed 20% of the shares of the Company outstanding as of the date prior to the execution and delivery of the Securities Purchase Agreement or (iii) such issuance would otherwise violate the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of shares of Common Stock in excess of such amount. In such event and at the request of the Holder, the Company agrees to undertake reasonable best efforts to obtain stockholder approval of the issuance of such Warrant Shares within the later of (i) sixty (60) calendar days of the date of any properly delivered Exercise Notice or Exchange Notice that would, if honored, violate the Exchange Cap or the Company Issuance Limit or (ii) one hundred ten calendar days from the First Closing Date. Until such approval is obtained, no Holder shall be issued Warrant Shares to the extent such issuance would result in the Company exceeding the Exchange Cap or the Company Issuance Limit. In no event will the Company be required to take any action pursuant to this Warrant, including issuing any securities hereunder or making any payments hereunder, if it would require stockholder approval under the Principal Market or any other trading market on which the Company is then listed and such approval has not been obtained, including, without limitation, in no event shall the Company be required to issue Warrant Shares pursuant to this Warrant to the extent that the issuance would exceed the Company Issuance Limit, except to the extent stockholder approval would permit such issuance and such stockholder approval has been obtained.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

By:
Name:
Title:

Exhibit A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

The undersigned holder hereby exercises the right to purchase                  of the shares of Common Stock (“Warrant Shares”) of Cell Therapeutics, Inc. (the “Company”), evidenced by Warrant to Purchase Common Stock No.                  (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby represents and warrants that (i) this Exercise Notice was executed by the Holder at                  [a.m.][p.m.] on the date set forth below and (ii) if applicable, the Bid Price as of such time of execution of this Exercise Notice was $            .

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below,                  Warrant Shares in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, to the following address:

Date:	,

Name of Registered Holder

By:
Name:
Title:

Account Number:

    (if electronic book entry transfer)

Transaction Code Number:

    (if electronic book entry transfer)

Exhibit B

EXCHANGE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXCHANGE THIS

WARRANT TO PURCHASE COMMON A STOCK

The undersigned holder hereby exercises the right to exchange the Warrant to Purchase Common Stock No.                  (the “Warrant”), exercisable into shares of Common Stock (“Warrant Shares”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”), in whole or in part, as described below, for $            . Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Date of Exchange:

Number of Warrant Shares issuable upon exercise of the portion of the Warrant being exchanged:

Exchange Amount:

Account for Wire Transfer:

Account for Share issuance (if Company is permitted to elect and so elects):

Date:                  ,

Name of Registered Holder

By:
Name:
Title:

Exhibit C

ACKNOWLEDGMENT

The Company hereby acknowledges this [Exercise Notice][Exchange Notice] and hereby directs                      to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 20    , from the Company and acknowledged and agreed to by                     .

By:
Name:
Title: